BUSINESS DEVELOPMENT AGREEMENT

This Business Development Agreement (the "Agreement") is dated May 7, 1999, by and between billserv.com, Inc. ("billserv.com) and Southwest Business Corp. ("SWBC").

                                    RECITALS

1. billserv.com, a corporation in the business of Electronic Bill Presentment and Payment ("EBPP"), desires to increase its sales force and sales channels with the assistance of SWBC pursuant to the terms and conditions set forth in this Agreement.

2. SWBC, a corporation with an established business base, sales force and sales channels, desires to assist billserv.com in increasing its sales force and sales channels pursuant to the terms and conditions set forth in this Agreement.

                                    AGREEMENT

1.    SERVICES PROVIDED BY SWBC:

      a. Support billserv.com in its business development of EBPP.

      b. Provide leads and sales opportunities through SWBC's customer base and contacts.

      c. Supply sales and marketing personnel at training to be provided by billserv.com at reasonably scheduled times and intervals.

      d. Provide monthly status report to billserv.com regarding current business developments.

      e. Supervise and implement the Independent Sales Agreement, in the form of Exhibit A, attached hereto and incorporated herein. SWBC will be the Agent in the Independent Sales Agreement and will implement the agreement through its sales force.

2. COMPENSATION FOR SWBC SERVICES:

      billserv.com shall issue to SWBC a stock warrant to purchase 250,000 shares of billserv.com common stock at the closing price on May 7, 1999. The term of the warrant shall be three (3) years. The warrant shall be non-transferable. The Warrant will be in the form of Exhibit B, incorporated herein by reference.

      The shares of billserv.com common stock underlying the warrant shall vest and be exercisable depending on the number and size of billing customers secured by SWBC, and depending on whether such billing customers are secured in the 1999, 2000 or 2001-2002. The option to purchase the shares shall vest and be exercisable according to the following schedule:


                                           Options vested/ea new customer
                  # bills/mo             ----------------------------------
                  from        to               1999       2000     2001 FF
                                         ----------------------------------
                       50,000    150,000       1000        800         400

                      151,000    500,000       2000       1600         800

                      500,001  1,000,000       3000       2400        1200

                    1,000,001  2,000,000       6000       4800        2400

      Examples of various hypothetical vesting schedules are set forth in Exhibit C.

      The minimum acceptable terms for a biller agreement will include a three
      (3) year term, a minimum $10,000 implementation fee, and a minimum of 50,000 paper bills per month. A sample Internet Billing Services Agreement is attached hereto as Exhibit D.

3.    ADDITIONAL BONUS COMPENSATION:

      In the event SWBC earns vesting rights to all of the 250,000 shares of the warrant before December 31, 1999, then billserv.com will issue a second warrant to SWBC in the amount of 250,000 shares. This second warrant will be issued on terms similar to the first warrant and will have an exercise price at the then-current fair market value of billserv.com's common stock.

      In the event SWBC earns vesting rights to all of the 250,000 shares of the first warrant before December 31, 2000, then billserv.com will issue a second warrant to SWBC in the amount of 125,000 shares. This second warrant will be issued on terms similar to the first warrant and will have an exercise price at the then-current fair market value of billserv.com's common stock.

4. NO WARRANTIES: BILLSERV.COM MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES PROVIDED HEREUNDER OR PURSUANT TO THE INTERNET BILLING SERVICES AGREEMENT AND EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, DESCRIPTION OR FITNESS FOR ANY PARTICULAR PURPOSE OR FUNCTION.

5. WAIVER OF LIABILITY: SWBC agrees that billserv.com shall in no event be liable for any loss, expense or damage for (i) loss of revenue, profits, savings, business or goodwill, and (ii) exemplary, proximate, consequential, or incidental damages and expenses of any type or nature on account of any breach or default hereunder by billserv.com or on account of the use or non-use of Internet billing services by customers.


6. Indemnity: SWBC shall indemnify and hold harmless billserv.com, its stockholders, officers, directors, employees and agents from any and all loss, cost, damage, expense or liability, including, without limitation, court costs and reasonable attorneys' fees arising out of, in whole or in part, directly or indirectly, claims made by third parties arising out of this Agreement, except when caused by the negligence or gross negligence of billserv.com or the violation of any applicable law or governmental regulation by billserv.com.

      Billserv.com shall indemnify and hold harmless SWBC, its stockholders, officers, directors, employees and agents from any and all loss, cost, damage, expense or liability, including, without limitation, court costs and reasonable attorneys' fees arising out of, in whole or in part, directly or indirectly, claims made by third parties arising out of this Agreement, except when caused by the negligence or gross negligence of SWBC or the violation of any applicable law or governmental regulation by SWBC.

7. LEGAL COMPLIANCE: This Agreement is made expressly subject to all present and future valid orders and regulations of any regulatory body having jurisdiction over the subject matter hereof and to the laws of the United States of America, any of its states, or any foreign governmental agency having jurisdiction. In the event this Agreement, or any of its provisions, shall be found contrary to or in conflict with any such order, rule, regulation or law, this Agreement shall be deemed modified to the extent necessary to comply with any such order, rule, regulation or law and shall be modified in such a way as is consistent with the form, intent and purpose of this Agreement.

8. NO AGENCY: Except as provided in this Agreement, neither party is authorized to act as an agent for, or legal representative of, the other party and neither party shall have the authority to assume or create any obligation on behalf of, in the name of, or binding upon the other party.

9. NO WAIVER: The failure of either party to enforce or insist upon compliance with any of the provisions of this Agreement or the waiver thereof, in any instance, shall not be construed as a general waiver or relinquishment of any other provision of this Agreement.

10. BINDING EFFECT: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns. Neither party shall voluntarily or by operation of law assign, transfer, license, or otherwise transfer all or any part of its right, duties or other interests in this Agreement or the proceeds thereof (collectively, "Assignment"), without the other party's prior written consent, which consent shall not be unreasonably withheld or delayed. Any attempt to make an Assignment in violation of this provision shall be null and void. SWBC shall provide written notice to billserv.com of any material change in ownership of SWBC. SWBC's failure to comply with the assignment provisions, as contained in this paragraph, shall give billserv.com, at its sole discretion, the option to either accept SWBC's assignee or terminate this Agreement. No assignment shall release SWBC of its obligations hereunder.

11. AMENDMENT: This Agreement may not be amended except by an instrument in writing, executed by the parties. No modification or amendment hereto shall be effected by the acknowledgement or acceptance by either party of any purchaser order, sales acknowledgment or other similar form from the other party.

12. ENTIRE AGREEMENT: This Agreement (including its exhibits) supersedes and merges all prior agreements, promises, understandings, statements, representations, warranties, indemnities and covenants and all inducements to the making of this Agreement relied upon by either party herein, whether written or oral, and embodies the parties' complete and entire agreement with respect to the subject matter hereof. No statement or agreement, oral or written, made before the execution of this Agreement shall vary or modify the written terms hereof in any way whatsoever.

13. INTERPRETATION: This Agreement shall be construed in accordance with its fair meaning and not for or against either party on account of which party drafted this Agreement.

14. THIRD PARTY BENEFICIARIES: This Agreement has been made and is made solely for the benefit of the billserv.com and SWBC, and their respective successors and permitted assigns. Nothing in this Agreement is intended to confer any rights/remedies under or by reason of this Agreement on any third party.

15. SEVERABILITY: If any term or provision of this Agreement is determined to be illegal, unenforceable, or invalid in whole or in part for any reason, such illegal, unenforceable, or invalid provisions or part(s) thereof shall be stricken from this Agreement and such provision shall not affect the legality, enforceability, or validity of the remainder of this Agreement. If any provision or part thereof of this Agreement is stricken in accordance with the provisions of this section, then the stricken provision shall be replaced, to the extent possible, with a legal, enforceable, and valid provision that is as similar in tenor to the stricken provision as is legally possible.

16. REPRESENTATION OF AUTHORITY: Each party represents and warrants to the other that the execution and delivery of this Agreement and the performance of such party's obligations hereunder have been duly authorized and that the Agreement is a valid and legal agreement binding on such parties and enforceable in accordance with its terms.

17. FURTHER ASSURANCES: The parties shall at their own cost and expense execute and deliver such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to carry out the intent and purposes of this Agreement.

18. GOVERNING LAW, VENUE AND ATTORNEYS' FEES: This Agreement shall be in all respects governed by and construed and enforced in accordance with the laws of the State of Texas, including all matters of construction, validity and performance. Any action to enforce or interpret the terms of this Agreement shall be instituted and maintained in the District Courts of Bexar County, Texas. SWBC hereby consents to the jurisdiction of such court and waives any objections to such jurisdiction. In any action or proceeding arising out of this Agreement, the party prevailing in such action shall be entitled to recover its reasonable attorneys' fees and costs.

19. COUNTERPARTS: This Agreement may be executed in several counterparts, each of which shall constitute an original, but all of which shall constitute one and the same instrument.

20. NOTICES: All notices, demands, requests and other communications required or permitted hereunder shall be in writing and shall be deemed to be delivered when actually received, or, if earlier and regardless of whether actually received on the day following the date of mailing, first class mail, duly addressed and with proper postage to the last known place of business of either party.

21. CONFIDENTIAL INFORMATION: As used herein, "Confidential Information" shall mean (a) proprietary information, (b) information marked or designated as confidential, (c) information otherwise disclosed in a manner consistent with its confidential nature, (d) information of one party, whether or not in written form and whether or not designated as confidential, that is known or should reasonably be known by the other party as being treated as confidential, and (e) information submitted by one party to the second party where the second party knows or reasonably should know that the first party is obligated to keep the information confidential. The parties hereto expressly recognize and acknowledge that, as a result of the provision of the services pursuant to this Agreement, Confidential Information which may be proprietary to each party must or may be disclosed to the other. Each party hereby agrees that it will make no disclosure of Confidential Information provided under this Agreement without the prior written consent of the other party. Additionally, each party shall restrict disclosure of said information to its own employees, agents or independent contractors to whom disclosure is necessary and who have agreed to be bound by the obligations of confidentiality hereunder. Such employees, agents or independent contractors shall use reasonable care, but not less care than they use with respect to their own information of like character, to prevent disclosure of any Confidential Information. Nothing contained in this Agreement shall be considered as granting or conferring rights by license or otherwise in any Confidential Information disclosed.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

BILLSERV.COM, INC.                        SOUTHWESTERN BUSINESS CORP.

BY:/s/ MICHAEL R. LONG                    BY: /s/ GARY DUDLEY

NAME: Michael R. Long                     NAME: Gary Dudley

TITLE: Chief Executive Officer            TITLE: President

                                    EXHIBIT A

                        INDEPENDENT SALES AGENT AGREEMENT

This agreement is made on ___________________ by and between Southwest Business Corp., Independent Sales Agent (hereinafter referred to as Agent) located at 9311 San Pedro Ave., San Antonio, TX 78216 and billserv.com, Inc., a Nevada corporation with offices at 14607 San Pedro Ave., Suite 100, San Antonio, TX 78232 (hereinafter referred to as billserv) under the following provisions. This replaces any prior Independent Contractor or Sales Agent Agreement. The Agent agrees to contract for services as an Independent Sales Agent to billserv as follows:

1.   GENERAL

     1.1  THE AGENT WILL:

          o Be responsible for payment of any federal and state payroll and self-employment taxes attributable to payments received for services performed for billserv and will not be considered an employee for federal or state payroll tax purposes.

          o Be responsible for payment and provide certificate of all necessary insurance.

          o Not work under any supervision by billserv and will set its own work hours and routine.

          o Provide its own materials, tools, and equipment, and will expect no reimbursement for any out-of-pocket expenses incurred in the performance of services, unless authorized in writing by special prior arrangement for specific sales and marketing tasks.

     1.2  INVOLVEMENT

o Level One - Agent agrees to remain involved with the new customers following contract signing through the final implementation of the initially contracted work effort. The intent of this is to ensure that customer satisfaction is maintained at the highest possible level through high quality communication. The Agent will attend and participate in all project status meetings and key presentations.

o Level Two - Agent will have no regular involvement with the new customers following contract signing through the final implementation of the initially contracted work effort. The Agent will attend and participate in some meetings and presentations if requested by billserv or the customer.

     1.3 RECORD KEEPING. Agent will record a prospect form, which will be completed for each new prospective customer. (See Attachment A). The form will be completed by Agent and forwarded to billserv for acceptance. The accepted copy of the form will be returned to Agent within 15 business days. If the prospective customer is one that is currently engaged with billserv, Agent will be notified and no commission will be paid to the Agent for that customer. The Agent involvement level (one or two) will be noted on the Prospect Form.

     1.4  BILLSERV WILL:

          o Keep Agent apprised of all project status meetings and presentations as referenced in section 1.2 and will not withhold information regarding any contract with which Agent is involved.

          o Forward to Agent copies of all relevant invoices, documents, and correspondence sent to customer.

2.   PAYMENT AND TERMS

     2.1 COMMISSION. Payment will be made at a rate of four-percent (4%) of the Gross Margin on billserv Service Fees charged to a customer that was the direct result of Agent's Level One involvement. Payment will be made at a rate of two-percent (2%) of the Gross Margin on billserv Service Fees charged to a customer that was the direct result of Agent's Level Two involvement. Any subsequent sales between billserv and customer shall not require a payment to the Agent unless the Agent has a Level One or Level Two involvement directly resulting in the subsequent sale other than the initial involvement. Commission will be paid within 30 days after the end of the month for which there was eligible receipts.

     2.2 TERM. The initial term of this agreement shall be for one year commencing on the date first set forth above. Thereafter, renewal of the term of this agreement will be automatic unless written notice of the termination is received by either party at least 30 days prior to expiration. This agreement shall continue in effect as set forth herein unless otherwise modified or terminated.

     2.3 TERMINATION. Either party may terminate this agreement with or without cause upon 30 days prior written notice without liability of any kind to the other party. If the agreement is so terminated, all commissions otherwise due to Agent will be paid to Agent for a period of twelve
          (12) months from the termination date.

          billserv.com may terminate this agreement immediately without liability if Agent engages in any act which billserv.com determines to be unethical, defamatory or subversive to billserv.com.

3.   GENERAL PROVISIONS

     3.1 TRADEMARKS AND TRADE NAMES. The Agent is hereby granted permission to use, during the term of this agreement, the trademarks and trade names used by billserv in the connection with the services covered by this agreement. Such permission is expressly limited to uses by the Agent necessary to the performance of the Agent's obligations under this agreement. The Agent hereby acknowledges billserv's exclusive ownership of such marks and names. Reproductions of the billserv trademarks, logos, symbols, etc., shall be true photographic reproductions.

     3.2 LABELS. The Agent will not remove, make or permit any alterations in any labels or other identifying markings placed by billserv on any of its services covered by this agreement.

     3.3 NO JOINT VENTURE. This agreement is not intended to create, nor shall it be construed as, a joint venture, association, partnership, franchise or other form of business or relationship. Neither party shall have nor hold itself out as having any right or power or authority to assume, create, or incur any expense, liability or obligation, expressed or implied, on behalf of the other party, except as expressly provided herein.

     NON-DISCLOSURE OF INFORMATION

     3.4 CONFIDENTIALITY. Any document, customer information or other information disclosed by one party to the other that the disclosing party considers proprietary, as defined by a non-disclosure agreement, shall not be disclosed without prior written agreement by the disclosing party. Such information may include, but is not limited to, engineering, hardware, software, or other information that is not generally know relating to the products and/or services, and other information concerning financial, accounting or marketing reports, analysis, forecasts, predictions or projections relating to the products and services and/or the business of either billserv or the Agent.

     3.5 DISCLOSURE OF INFORMATION. In the event a party to whom information has been disclosed proposes to disclose that information to an outside Agent or agent, it shall obtain the consent of the party from whom the information was originally received and arrange for the execution by the Agent or agent of a nondisclosure agreement which has been approved by the party from whom the information was originally received. Such approval shall not be unreasonably withheld.

     3.6 RETURN OF INFORMATION. The information shall be deemed the property of the disclosing party and, upon request or by termination of this agreement, the other party will return all information that is in tangible form to the disclosing party.

     3.7 DISCLOSURE TO AGENTS. Except as specifically provided in this agreement, the parties agree not to provide information to any of their affiliated companies, without the prior written consent of the party disclosing the information.

     3.8 SURVIVAL. The obligations of the parties relative to the protection, disclosure, and return and/or destruction of proprietary information, shall survive and continue beyond the expiration of the agreement for a period of three (3) years.


Agent                                     billserv.com, Inc.


/s/ GARY DUDLEY                           /s/ MICHAEL R. LONG
Authorized Signature                      Authorized Signature


Gary Dudley, President                    Michael R. Long, CEO
Printed Name & Title                      Printed Name & Title


5/2/99                                    May 7, 1999
Date                                      Date

                                  Attachment A

                                  PROSPECT FORM

Customer:  [ ] New   [ ] Update   [ ] Extension  Prospect Form Date:____________
                                                 Prospect No: __________________

Company Name: __________________________________________________________

Contact Person: ________________________________________________________

Company Address: _______________________________________________________

                 _______________________________________________________

                 _______________________________________________________

Company Phone: ___________________  Contact Person Phone: ___________________

      Fax: ____________________________         Email: ______________________

Prospect Needs Specifications: ______________________________________________

_____________________________________________________________________________

_____________________________________________________________________________

_____________________________________________________________________________

_____________________________________________________________________________

Probability of Sale: ________%  Estimated Date of Contract Signing: _________

Expected Involvement Level:  [ ] One   [ ] Two

Submitted by:                             Accepted by:

____________________________________      billserv.com, Inc.
Agent

____________________________________      ___________________________________
Signed by                                 Signed by

____________________________________      ___________________________________
Print Name & Title                        Print Name & Title

____________________________________      ___________________________________
Date                                      Date
_____________________________________________________________________________

billserv Comments:___________________________________________________________

_____________________________________________________________________________

This form shall remain in force for a period of 180 days from date of signing. A new form must be submitted to apply for an extension.

                                    EXHIBIT B


NEITHER THIS WARRANT NOR ANY SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS. THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AND QUALIFICATION IN EFFECT WITH RESPECT THERETO UNDER THE SECURITIES ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF billserv.com Inc.'s COUNSEL THAT SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN EXEMPTION THEREFROM.

NOTWITHSTANDING THE FOREGOING, THE SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT ARE SUBJECT TO THE REGISTRATION RIGHTS SET FORTH IN THAT CERTAIN SUBSCRIPTION AND PURCHASE AGREEMENT BETWEEN THE HOLDER HEREOF AND THE COMPANY, A COPY OF WHICH IS ON FILE AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICE.

                               billserv.com, Inc.
                             STOCK PURCHASE WARRANT
                                  COMMON STOCK

Warrant No. ______________                            No. of Shares to be
                                                      Determined at Exercise

                   This certifies that, for value received,

                             ---------------------

is entitled, subject to the terms and conditions hereinafter set forth, to purchase shares of common stock ("Common Stock"), par value $0.001 per share, of billserv.com, Inc., a Nevada corporation, and its successors or assigns (the "Company"), such number of shares being subject to adjustment upon the occurrence of the contingencies set forth in this Warrant. The purchase price payable upon the exercise of this Warrant shall be fixed in accordance with and subject to adjustments upon the occurrence of the contingencies set forth in this Warrant (the "Warrant Price").

      Upon delivery of this Warrant duly executed, together with payment of the Warrant Price, at the principal office of the Company at 14607 San Pedro Ave., Suite 100, San Antonio, Texas 778233, or at such other address as the Company may designate by notice in writing to the holder hereof, the holder of this Warrant shall be entitled to receive a certificate or certificates for the shares of Common Stock so purchased. All shares of Common Stock which may be issued upon the exercise of this Warrant have been duly authorized and reserved for issuance, and will, upon such issuance, be fully paid and nonassessable and free from all taxes, liens and charges with respect thereto.

      This Warrant is subject to the following terms and conditions:

      1. EXERCISE OF WARRANT. Subject to the terms of the Business Development Agreement by and between billserv.com and Southwest Business Corp. dated May __, 1999, this Warrant may be exercised at any time within three (3) years after the Common Stock or any other securities of the Company are offered in any way for sale to the public on any recognized market for the sale of such securities. In case of any partial exercise of this Warrant, the Company shall execute and deliver a new Warrant of like tenor and date for the balance of the shares of Common Stock purchasable hereunder.

      2. THE WARRANT PRICE. The purchase price payable upon exercise of this Warrant shall be any amount up to Two Million Five HundredThousand and No/100 Dollars ($2,500,000.00) to be applied per share at one hundred and ten percent (110%) of the price per share at which the Common Stock is initially offered upon the recognized market described in paragraph 1 above.

      3. REORGANIZATION, RECLASSIFICATION, CONSOLIDATION OR MERGER. If at any time while this Warrant is outstanding there shall be any reorganization or reclassification of the Common Stock of the Company, or any consolidation or merger of the Company with another corporation, the holder of this Warrant shall thereafter be entitled to receive, at the Holder's sole option, during the term hereof and upon payment of the Warrant Price, the number of shares of stock or other securities or property of the Company or of the successor corporation resulting from such consolidation or merger, as the case may be, to which a holder of the Common Stock of the Company, deliverable upon the exercise of this Warrant, would have been entitled in connection with such reorganization, reclassification, consolidation or merger; and in any such case, appropriate adjustment (as determined by agreement of the holder and the Board of Directors of the Company) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holder of this Warrant to the end that the provisions set forth herein (including the adjustment of the Warrant Price and the number of shares issuable upon the exercise of this Warrant) shall thereafter be applicable, as near as reasonably may be, in relation to any shares or other property thereafter deliverable upon the exercise hereof.

      4. CHARGES, TAXES AND EXPENSES. The issuance of certificates for shares of Common Stock upon any exercise of this Warrant shall be made without charge to the holder hereof for any tax or other expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of, or in such name or names as may be directed by, the holder of this Warrant; provided, however, that in the event that certificates for shares of Common Stock are to be issued in a name other than the name of the holder of this Warrant, this Warrant when surrendered for exercise shall be accompanied by an instrument of transfer in form satisfactory to the Company, duly executed by the holder hereof in person or by an attorney duly authorized in writing, and the holder shall pay all stock transfer taxes payable upon issuance of such stock certificate.

      5. CERTAIN OBLIGATIONS OF THE COMPANY. The Company agrees that it will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at the Warrant Price.

      6. MISCELLANEOUS.

      (a) The terms of this Warrant shall be binding upon and shall inure to the benefit of any successors or assigns of the Company and of Southwest Business Corp.

      (b) No holder of this Warrant, as such, shall be entitled to vote or receive dividends or be deemed to be a shareholder of the Company for any purpose.

      (c) This Warrant may be divided into separate Warrants covering one share of the Common Stock or any whole multiple thereof, for the total number of shares of Common Stock then subject to this Warrant at any time, or from time to time, upon the request of the holder of this Warrant and the surrender of the same to the Company for such purpose. Such subdivided Warrants shall be issued promptly by the Company following any such request and shall be of the same form and tenor as this Warrant, except for any requested change in the name of the registered holder stated herein.

      (d) Except as otherwise provided herein, this Warrant and all rights hereunder are transferable by the holder hereof in person or by duly authorized attorney on the books of the Company upon surrender of this Warrant, properly endorsed, to the Company. The Company may deem and treat the registered holder of this Warrant at any time as the absolute owner hereof for all purposes and shall not be affected by any notice to the contrary.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officers and its corporate seal to be affixed hereto.

Dated: _______________________


                                          __________________________________

ATTEST:
                                          By:_______________________________

                                          Name:_____________________________
______________________________
      Secretary                           Title:______________________________

                                    EXHIBIT C

                     VARIOUS HYPOTHETICAL VESTING SCHEDULES




                HYPOTHETICALS TO BE PROVIDED UNDER SEPARATE COVER